Exhibit 99.2

                     Mentor Graphics Releases 2004 Guidance

     WILSONVILLE, Ore.--(BUSINESS WIRE)--April 22, 2004--Mentor Graphics Corporation (Nasdaq:MENT) today announced it is reaffirming and leaving unchanged 2004 total year revenue and earnings guidance. Mentor anticipates quarterly total revenue of $170 million in each of the second and third quarters and $217 million in the fourth quarter.
     Gross margin, before amortization of intangibles, should run approximately 85% during the second quarter, increasing to 86% in the third quarter and 88% in the fourth. On a GAAP basis, gross margin should run approximately 84% during the second quarter, increasing to 85% in the third quarter and 87% in the fourth.
     Operating expense, excluding amortization of intangibles, is forecasted at approximately $132 million in Q2, $134 million in Q3 and is increased from prior guidance by $2 million to $141 million in Q4. Mentor expects GAAP operating expenses of about $133 million in Q2, $135 million in Q3 and $142 million in Q4. Other income and expense is expected to average an expense of about $3.5 million per quarter. The tax rate, both GAAP and pro forma is expected to be 17%.
     Mentor expects pro forma earnings per share of 10 cents in Q2 and Q3 and 53 cents in Q4, while GAAP earnings per share should be 6 cents, 6 cents and 49 cents Q2 through Q4 respectively. For 2004, diluted shares outstanding are expected to be approximately 73 million.

     About Mentor Graphics

     Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $675 million and employs approximately 3,700 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: http://www.mentor.com/.

     In the calculation of earnings, gross margin and operating expenses before amortization of acquired intangibles and special charges, Mentor Graphics excludes amortization of acquired intangibles and write-offs of in-process R&D from acquisitions. Also excluded are non-operating and non-recurring items classified as special charges such as restructure expenses and asset impairments. These excluded items are generally infrequent, less predictable and are often non-cash in nature. Mentor Graphics believes that excluding these items provides investors with a representation of its core performance, and a pro forma base line for assessing the future earnings potential of Mentor Graphics.

     These pro forma measures should be assessed in conjunction with GAAP earnings measures for a more complete understanding of the Company's results. Since pro forma measures exclude certain items, differences in earnings from GAAP can be significant; Mentor Graphics management evaluates its performance under both measures for a complete understanding of its results. Investors are encouraged to review both measures for their evaluations and consider the GAAP earnings measures as the most complete measure of Mentor Graphics' overall performance.

     Statements in this press release regarding the Company's outlook for future periods constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to continue selling products and services, and to manage expenses, during the current slowdown in the electronics industry; (ii) changes in tax laws, regulations or enforcement practices in the jurisdictions where the Company does business; (iii) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings, licensing and intellectual property rights protection; (iv) effects of the increasing volatility of foreign currency fluctuations on the Company's business and operating results; (v) the Company's ability to successfully offer products and services that compete in the highly competitive and dynamic EDA industry including the risk that the Company's technology, products or inventory become obsolete; (vi) the overall instability of diverse economies, including changes in regional or worldwide economic or political conditions, government trade restrictions, or war in the Middle East or elsewhere (vii) the Company's ability to successfully integrate and manage its recent and future acquisitions, and (viii) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate, all as may be discussed in more detail under the heading "Factors That May Affect Future Results and Financial Condition" in the Company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding outlook do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Mentor Graphics Corporation
As of April 22, 2004
Reconciliation of Forward Looking Diluted Net Income per Share
Between GAAP and Earnings Before Amortization of Acquired Intangibles and Special Charges
(Unaudited)
$ in Millions except per share data


                             Q2 2004                     Q2 2004
                              GAAP     Adjustments      Pro Forma
                           -------------------------------------------
Revenue                          $170          -                 $170
Gross Margin                       84%         1%(a)               85%
Operating Expense                $133         $1 (b)             $132
Other Income & Expense          ($3.5)         -                ($3.5)

Diluted earnings per share      $0.06      $0.04                $0.10

                             Q3 2004                     Q3 2004
                              GAAP     Adjustments      Pro Forma
                           -------------------------------------------
Revenue                          $170          -                 $170
Gross Margin                       85%         1%(a)               86%
Operating Expense                $135         $1 (b)             $134
Other Income & Expense          ($3.5)         -                ($3.5)

Diluted earnings per share      $0.06      $0.04                $0.10

                             Q4 2004                     Q4 2004
                              GAAP     Adjustments      Pro Forma
                           -------------------------------------------
Revenue                          $217          -                 $217
Gross Margin                       87%         1%(a)               88%
Operating Expense                $142         $1 (b)             $141
Other Income & Expense          ($3.5)         -                ($3.5)

Diluted earnings per share      $0.49      $0.04                $0.53


(a) Amortization of purchased technology (in cost of revenues)
(b) Amortization of intangible assets (in operating expense)


    CONTACT: Mentor Graphics Corporation
             Ryerson Schwark, 503-685-1462
             ry_schwark@mentor.com
              or
             Dennis Weldon, 503-685-1462
             dennis_weldon@mentor.com